Exhibit 99.1
News Release
Contact:

Juan José Orellana	Kathleen O’Guin
Investor Relations	Public Relations
(562) 435-3666, ext. 111143	(562) 951-8305
MOLINA HEALTHCARE TO ENTER FLORIDA
WITH ACQUISITION OF FLORIDA NETPASS
LONG BEACH, California (August 6, 2008) – Molina Healthcare, Inc. (NYSE: MOH) today announced that it has entered into a definitive agreement to acquire Florida NetPASS, LLC, a provider of care management and administrative services to approximately 58,000 Florida MediPass members in South and Central Florida. The purchase price for the acquisition is approximately $42 million, subject to adjustments, and will be funded with available cash. Subject to regulatory approvals and the satisfaction of other conditions, the closing of the transaction is expected to occur in the first quarter of 2009. In connection with the transaction, Molina Healthcare of Florida, Inc., a licensed Florida health plan and subsidiary of Molina Healthcare, Inc., will enter into a new managed care contract with the Florida Agency for Health Care Administration (AHCA).
“We are excited about this opportunity to partner with both the State of Florida and the local Florida NetPASS provider community,” said J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, Inc. “Once this transaction closes, Molina Healthcare will be in five of the top ten Medicaid markets in the country, we will be further diversified, and our Florida health plan will have significant potential for future growth. Just like Florida NetPASS, Molina Healthcare is dedicated to providing quality patient care while supporting the crucial doctor-patient relationship. We look forward to making the transition of Florida NetPASS members to Molina as seamless as possible while maintaining the same covered benefits.”
Of the approximately 58,000 members currently served by Florida NetPASS, 42,000 are enrolled in the State’s Temporary Aid for Needy Families (TANF) program, and the other 16,000 are enrolled in the State’s Aged, Blind or Disabled (ABD) program.
About Molina Healthcare, Inc.
Molina Healthcare, Inc. (NYSE: MOH) is a multi-state managed care organization that arranges for the delivery of health care services to persons eligible for Medicaid, Medicare, and other government-sponsored programs for low-income families and individuals. Molina Healthcare’s nine licensed health plan subsidiaries in California, Michigan, Missouri (Mercy CarePlus), Nevada, New Mexico, Ohio, Texas, Utah, and Washington currently serve approximately 1.2 million members. More information about Molina Healthcare can be obtained at www.molinahealthcare.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” identified by words such as “expect,” “subject to,” and “will” that are subject to risks and uncertainties that may cause actual results to differ materially. Such factors include risks related to the obtaining of regulatory approvals for the acquisition of Florida NetPASS and the satisfaction of other closing conditions; Molina Healthcare of Florida’s entering into a new managed care contract with AHCA at rates consistent with our expectations; the successful transition and integration of the members, operations, and provider networks of Florida NetPASS; attrition in membership pending the completion of and following the acquisition; provider relations; the accurate estimation of incurred but not reported medical costs with respect to this new population; and numerous other risk factors as discussed in the periodic reports and filings of Molina Healthcare with the Securities and Exchange Commission and available for viewing on its website at www.sec.gov.

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